Exhibit 5.1

 169 NE 43rd Street | Miami, FL 33137

Phone: 786.273.9152	www.eilerslawgroup.com

June 25, 2015

Zev Ventures, Inc.

144-53 72nd Drive

Flushing, NY 11367

RE:    Zev Ventures, Inc. Registration Statement on Form S-1

Gentlemen:

I have been retained by Zev Ventures Inc., a Nevada corporation (the "Company"), in connection with the Registration Statement (the "Registration Statement"), on Form S-1to be filed by the Company with the U.S. Securities and Exchange Commission relating to the offering of 4,000,000 shares of the common capital stock of the Company, par value $0.0001 (the “Distribution Shares”) to be distributed upon subscription to the underlying Prospectus. You have requested that I render my opinion as to whether or not the securities issued and addressed in the Registration Statement, when sold in the manner referred to in the Registration Statement, will be legally issued, fully paid, and non-assessable. In connection with the request, I have examined the following:

1.	Certificate of Incorporation of Zev Ventures, Inc.
2.	The Bylaws of Zev Ventures, Inc.;
3.	A current shareholder listed for Zev Ventures, Inc.;
4.	The Registration Statement; and
5.	Unanimous consent resolutions of the Company's Boards of Directors, as they relate to private placements, issuances, and the Registration Statement;

In my examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, and conformity with the originals of all documents submitted to me as copies thereof, and I have made no independent verification of the factual matters as set forth in such documents or certificates. In addition, I have made such other examinations of law and fact as I have deemed relevant in order to form a basis for the opinion hereinafter expressed.

Based on the above examination, I am of the opinion that the issuance 2,000,000 shares, upon the Registration Statement being deemed effective, shall be validly issued, fully paid and non-assessable under the corporate laws of the state of Nevada and the Bylaws of the Company when sold in a manner referred to in the Registration Statement. Further, I am of the opinion that Zev Ventures, Inc. has approximately 1 shareholder holding 3,000,000 shares validly issued, fully paid and non-assessable.

This opinion is based on Nevada general corporate law, including statutory provisions, applicable provisions of the state Nevada constitution and reported judicial decisions interpreting those laws. I express no opinion, and none should be inferred, as to any other laws, including, without limitation, laws of any other state.

The opinions set forth herein are subject to the following qualifications: (a) I have made no independent verification of the factual matters as set forth in the documents or certificates reviewed, and (b) the opinions set forth herein are limited to the matters expressly set forth in this opinion letter, and no opinion is to be implied or may be inferred beyond the matters expressly so stated.

 169 NE 43rd Street | Miami, FL 33137

Phone: 786.273.9152	www.eilerslawgroup.com

The opinions set forth herein are subject to the following qualifications: (a) I have made no independent verification of the factual matters as set forth in the documents or certificates reviewed, and (b) the opinions set forth herein are limited to the matters expressly set forth in this opinion letter, and no opinion is to be implied or may be inferred beyond the matters expressly so stated.

We hereby consent to the use of our opinion as herein set forth as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement.

Sincerely,

/s/ William Robinson Eilers
William Robinson Eilers, Esq.